Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated May 29, 2019, with respect to the combined and consolidated financial statements of Immunovant Sciences Ltd. included in the Registration Statement (Form S-1) and related Prospectus of Immunovant, Inc. for the registration of 72,092,874 shares of its common stock.

/s/ Ernst & Young LLP

Iselin, New Jersey

January 17, 2020